P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	John C. Rogers
January 27, 2017		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. ELECTS NEW DIRECTOR
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MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (NASDAQ: PEBO) today announced that Terry T. Sweet has been elected to its Board of Directors. He also joined the Board of Directors of Peoples’ Ohio state banking subsidiary, Peoples Bank. Mr. Sweet, 65, is a former partner of KPMG LLP (“KPMG”), a professional services company and one of the “Big Four” U.S. accounting firms, which is headquartered in New York City, New York. He retired from KPMG in 2012.
“We are delighted that Terry has joined our Board,” said David L. Mead, Peoples’ Chairman. “The knowledge he brings from nearly 34 years of financial services industry public accounting experience will be of tremendous value to us.”
Chuck Sulerzyski, President and Chief Executive Officer for Peoples, said that he too is pleased with Sweet’s election. “As an audit engagement partner and bank practice leader with KPMG for many years, Terry oversaw the execution of hundreds of financial institution audit engagements. He is an excellent addition to our Board, and I am thrilled that he has joined us.”
Mr. Sweet was employed by KPMG from 1979 to 2012, and was admitted as a partner in 1989. From 2006 to 2012, he was Filing Review Partner for KPMG’s U.S. Capital Markets Group in London, England and New York City, New York, where he served as the lead filing review partner for the U.S. capital raises and related regulatory filings of KPMG’s largest financial services clients. From 1989 to 2006, he was Audit Engagement Partner and SEC Reviewing Partner in the Philadelphia office of KPMG where he served as the lead audit partner on public and private banking and finance company audits throughout the Mid-Atlantic area, and performed concurring reviews on public company bank and finance companies in his role as SEC reviewing partner. A Certified Public Accountant, Mr. Sweet holds a Master in Business Administration degree from Lehigh University and a Bachelor of Arts degree from Pennsylvania State University.
Peoples is a diversified financial products and services company with $3.4 billion in assets, 79 sales offices, including 71 full-service bank branches, and 78 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its subsidiaries - Peoples Bank and Peoples Insurance Agency, LLC. Peoples’ common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

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